STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

RESOURCE REAL ESTATE GLOBAL INCOME FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.

Name of Statutory Trust:

Resource Real Estate Global Income Fund.

2.

The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

RESOLVED, that the Certificate of Trust of Resource Real Estate Global Income Fund be amended by striking therefrom Article First in its entirety and by adding a new Article First to read in full as follows:

FIRST:  The name of the trust is Resource Real Estate Diversified Income Fund.

3.

This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 10th day of September, 2012.

/s/ Jeffrey F. Brotman

Jeffrey F. Brotman, Sole Trustee

716084.1